Exhibit I.(1)(a)-3

.	Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.
Votes must be indicated (x) in Black or Blue ink

		FOR	AGAINST
EXTRAORDINARY GENERAL MEETING Special Resolution

COURT MEETING
For the Scheme	Against the Scheme

To change your address, please mark this box.

SCAN LINE

The Voting Instruction must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instruction must be executed by a duly authorized Officer or Attorney.

				Date Share Owner sign here	Co-Owner sign here

SUNDAY COMMUNICATIONS LIMITED

Instructions to The Bank of New York, as Depositary
(Must be received prior to 5:00 p.m. (New York time) on December 8, 2005)

The undersigned registered holder of American Depositary Receipt(s) hereby requests and instructs The Bank of New York, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of shares or other Deposited Securities represented by such Receipt(s) of SUNDAY Communications Limited registered in the name of the undersigned on the books of the Depositary as of the close of business on November 18, 2005 at the Extraordinary General Meeting and the Court Meeting of Shareholders of SUNDAY Communications Limited to be held on December 15, 2005 as specified on the reverse.

NOTES:
1. Please direct the Depositary how to vote by placing an X in the appropriate box opposite the resolution.
2. It is understood that, if this form is not signed and returned, the Depositary will not vote such items.

To include any comments, please mark this box

Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.